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                              TRANSITION AGREEMENT

In connection and simultaneously with entry into a Registrar Accreditation Agreement ("Accreditation Agreement"), and as a condition of the effectiveness thereof, ICANN and NSI hereby agree as follows:

1. ICANN accepts NSI's application for accreditation, finds the application fully satisfactory, and agrees that it shall not at any time assert, for purposes of the Accreditation Agreement, that there was any material misrepresentation, material inaccuracy, or materially misleading statement in NSI's application for accreditation or any material accompanying the application.

2. It is recognized that the Whois lookup capability is currently generated by NSI from static database files and lags the Registry database in timeliness. NSI will complete the development of an interactive Whois capability providing near real-time-access to the database within six months after the date of the Accreditation Agreement.

3. NSI's obligation under Section II.J.4 of the Accreditation Agreement shall not become effective until four months after the date of the Accreditation Agreement, provided that Section II.J.4 shall immediately apply to any registration made at a price different from that prescribed by Cooperative Agreement #NCR 92-18742 as in effect immediately prior to Amendment 19 to that Cooperative Agreement. Within seven days after the date of the Accreditation Agreement, NSI shall: (a) issue a press release stating that it will be in full compliance with the obligations under Section II.J.4 no later than four months after the date of the Accreditation Agreement and (b) individually notify its channel partners to the same effect.

4. For so long as it is an ICANN-accredited registrar in the .com, .net, and .org TLDs, NSI will approve the on-going component of Registrar accreditation fees, as provided in Section II.L.2 of the Accreditation Agreement, if its portion thereof does not exceed $2,000,000 annually. NSI agrees to prepay $1,000,000 toward its share of the on-going component of its Registrar accreditation fees at the time of signing of the Accreditation Agreement.

5. For the ICANN fiscal year beginning July 1, 1999, NSI hereby approves the on-going component of Registrar accreditation fees as provided in the "Report and Recommendations on ICANN Permanent Funding Arrangements" of the President's Task Force on Funding and adopted by the ICANN Board on November 4, 1999.

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ICANN/Network Solutions, Inc.
Registrar Transition Agreement


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6. In the case of actual conflict while they are both in effect, the term(s) of the Cooperative Agreement shall take precedence over this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives.

INTERNET CORPORATION FOR ASSIGNED NAMES AND NUMBERS



By:  /s/ MICHAEL M. ROBERTS
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         Michael M. Roberts
         President and CEO



NETWORK SOLUTIONS, INC.



By:  /s/ JONATHAN W. EMERY
   --------------------------------
         Jonathan W. Emery
         Senior Vice President, General
         Counsel & Secretary

ICANN/Network Solutions, Inc.
Registar Transition Agreement

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